UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 13, 2015

SPENDSMART NETWORKS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-27145	33-0756798
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

805 Aerovista Place, Suite 205 San Luis Obispo, CA	93401
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 497-6081

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 13, 2015, SpendSmart Networks, Inc. (the “Company”) entered into an Employment Agreement with Bruce Neuschwander pursuant to which Mr. Neuschwander was appointed Chief Financial Officer of the Company effective May 19, 2015. Mr. Neuschwander is to receive a base salary at an annual rate of $150,000. The Company may terminate the employment for cause without notice and may terminate the employment without cause with thirty days notice. He will also receive a grant of five-year options to purchase 75,000 shares at an exercise price of $0.65 per share which will vest over two years.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2015, the Company entered into an agreement appointing Bruce Neuschwander as Chief Financial Officer effective May 19, 2015. Mr. Neuschwander replaces David Horin who resigned as Chief Financial Officer effective May 14, 2015. Mr. Horin will transition into a consulting role with the Company.

Mr. Neuschwander, age 63, served as Controller and CFO for various startups for the past six years including Finis, Inc. and Eat Club. From 2005 to 2008, Mr. Neuschwander was Controller at Mblox and Taleo (a previously publicly traded company acquired by Oracle). Mr. Neuschwander held similar positions with other technology and software companies, including Nemerix, Unisys, and Centillium Communications. Mr. Neuschwander earned his BA in Economics from Willamette University and an MS from the University of California, Irvine-The Paul Merage School of Business.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SPENDSMART NETWORKS, INC.
/s/ Alex Minicucci
Dated: May 14, 2015	By:	Alex Minicucci
Chief Executive Officer